Exhibit 99.1

ALPHA ENERGY, INC. entered into a Option Agreement with Kadence Petroleum, LLC. The Agreement is to acquire oil and gas assets in Oklahoma in the Logan 2 Project.

HOUSTON, September 25, 2020 (GLOBE NEWSWIRE) – Alpha Energy, Inc. (OTC.PK - APHE) ("Alpha") announced today a definitive Option Agreement with Kadence Petroleum, LLC to acquire oil and gas assets in Oklahoma in the Logan 2 Project.

Logan 2 Project

The Logan 2 Project is approximately 6,900 acres of developed and undeveloped proven production in the Cherokee Uplift in central Oklahoma. This prolific area includes thirty-four formerly producing wells, primarily from the Hunton Formation. While none of these wells are currently producing, the engineering reserve report commissioned by Alpha as of December 31, 2019 has identified sixteen that could be returned to production with minimal effort. Logs and drilling data indicate six wells with Probable behind-pipe pay that can be recompleted. Additionally, the reserve report identifies twelve Proved or Probable undeveloped locations for new drilling in the Hunton, Viola, or Layton Formations. As drilling progresses, additional PUD locations are likely to be found on this large acreage block. The reserve report indicates over 340 thousand barrels oil and over 610 million cubic feet gas of net reserves.

Management Commentary

John Lepin, the Company’s Chairman and Chief Financial Officer said, "We are pleased to have been able to acquire such a high-quality project in Oklahoma’s Cherokee Platform, and at a very attractive entry price; and we are extremely excited about the commencement of the development of the Logan 2 Project. Our initial focus will be on the acquisition of producing well bores which gives us some financial flexibility and allows us to grow production, cash flow and reserves through a capital program that is expected to be funded with internally generated cash flow. As we grow and develop our Oklahoma assets, we will continue to focus on maintaining our strong balance sheet and financial flexibility. The Cherokee Platform is one of the few domestic plays that provide return-justified drilling opportunities in the current price environment. We believe that our current acreage position in Logan County has the potential to be very impactful for our shareholders."

Mr. Lepin further notes, “We believe the full value of this Project, with its substantial acreage position and minimal drilling to date, is understated by our engineering reserve report. The Option Agreement and eventual PSA over Logan 2, and our other Project areas previously announced (Coral and Rogers Projects) combine to provide Alpha with a substantial base of operations in the Cherokee Arch, and area where conditions remain economic even with the current price regime. These are the three projects we had set our sights on back in 2018. With them, Alpha has demonstrated its ability to stay focused and deliver on its promises to its investors.”

Alpha Energy, Inc. is a Houston, Texas based, independent energy company engaged in the acquisition, exploration, development and production of crude oil and natural gas. Additional information is available on the Company's website at www.alphaenergyinc.us.

Safe Harbor

This press release contains forward-looking statements regarding Alpha Energy that are intended to be covered by the safe harbor "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, based on Alpha’s current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as "expects", "projects", "anticipates", "plans", "estimates", "potential", "possible", "probable", or "intends", or stating that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Alpha's operations or financial results are included in Alpha's other reports on file with the Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Alpha does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change. Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels.

For more information contact John Lepin at info@alpha-energy.us.